Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TEAMSTAFF, INC.

The undersigned has executed this Certificate of Amendment under Section 14A:9-2(4) of the New Jersey Business Corporation Act for the purpose of amending its Amended and Restated Certificate of Incorporation.

1.	NAME

The name of this Corporation is TeamStaff, Inc.

2.	AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

The following amendment to the Amended and Restated Certificate of Incorporation was approved by the directors of the Corporation and thereafter duly adopted by the shareholders of the Corporation on February 16, 2012:

Resolved, that Article FIRST of the Amended and Restated Certificate of Incorporation be amended to read as follows:

“FIRST: The name of the corporation is DLH Holdings Corp.”

3.	DATE OF ADOPTION BY THE SHAREHOLDERS

The amendment to the Amended and Restated Certificate of Incorporation was adopted by the shareholders of this Corporation on February 16, 2012.

At the time of such adoption, 6,074,933 shares of common stock were entitled to vote thereon, and the vote was as follows:

4,537,281 shares voted in favor of adoption.

264,498 shares voted against adoption.

11,940 shares abstained.

4.	EFFECTIVE DATE OF THE AMENDMENT

The amendments to the Amended and Restated Certificate of Incorporation become effective on the day that this Certificate of Amendment is filed in the office of the New Jersey Department of Treasury.

IN WITNESS WHEREOF, the undersigned hereby certify that the information set forth in this Certificate of Amendment is true and complete.

TEAMSTAFF, INC.

/s/ Zachary C. Parker

Zachary C. Parker
Chief Executive Officer and President

Dated: June 22, 2012